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                                                                  EXHIBIT  10.21

                              EMPLOYMENT AGREEMENT

          EMPLOYMENT AGREEMENT (the "Agreement"), dated as of this 1st day of May, 2001, between Sunterra Corporation, a Maryland corporation (the "Company"), and Ross Altman (the "Executive"). As described further in Section 11 herein, this Agreement shall only become effective (the "Commencement Date") upon approval by the U.S. Bankruptcy Court for the District of Maryland (Baltimore Division) (the "Bankruptcy Court") and shall be null and void in the event the Bankruptcy Court does not approve the Agreement.

                                R E C I T A L S:

          WHEREAS, the Company recognizes that the future growth, profitability and success of the Company's business will be substantially and materially enhanced by the employment of the Executive by the Company; and

          WHEREAS, the Company desires to employ the Executive and the Executive has indicated his willingness to provide his services, on the terms and conditions set forth herein.

          NOW, THEREFORE, on the basis of the foregoing premises and in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

          Section 1. Employment. The Company hereby agrees to employ the Executive and the Executive hereby accepts employment with the Company, on the terms and subject to the conditions hereinafter set forth. Subject to the terms and conditions contained herein, the Executive shall serve as Vice President, General Counsel and Secretary of the Company and, in such capacity, shall report directly to the President and Chief Executive Officer of the Company and shall have such duties as are typically performed by an executive officer of a corporation in such capacity, together with such additional duties, commensurate with the Executive's position as may be assigned to the Executive from time to time by the Chief Financial Officer of the Company. The principal location of the Executive's employment shall be at the Company's principal executive office located in Orlando, Florida. The Executive understands and agrees that he may be required to travel from time to time for business reasons.

          Section 2. Commencement Date; Term. Unless terminated pursuant to
Section 6 hereof, the Executive's employment hereunder shall commence on the Commencement Date and shall continue during the period ending on December 31, 2003 (the "Initial Term"). Thereafter, the Employment Term shall extend automatically for consecutive periods of one year unless either party shall provide notice of termination not less than 90 days prior to an anniversary date of this Agreement (which, for purposes of this Agreement, shall be December 31). The Initial Term, together with any extension pursuant to this Section 2, is referred to herein as the "Employment Term." The Employment Term shall terminate upon any termination of the Executive's employment pursuant to Section 6.

          Section 3. Compensation and Benefits. During the Employment Term, the Executive shall be entitled to the following compensation and benefits:

          (a) Salary. As compensation for the performance of the Executive's services hereunder, the Company shall pay to the Executive a salary (the "Salary") of $300,000 per

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annum with increases, if any, as may be approved in writing by the President and
Chief Executive Officer. The Salary shall be payable in accordance with the payroll practices of the Company as the same shall exist from time to time.

          (b) Annual Bonus. As compensation for the performance of the Executive's services hereunder during the Employment Term, the Executive shall be eligible to receive an annual cash bonus (the "Annual Bonus") in an amount up to $120,000, based upon the satisfaction of performance goals to be established by the President and Chief Executive Officer and the Chief Financial Officer, in consultation with the Executive. The Annual Bonus shall be subject to increases, if any, as may be approved in writing by the President and Chief Executive Officer. The Annual Bonus shall be paid to the Executive in quarterly installments, consistent with the timing of bonus distributions to other executive officers of the Company.

          (c) Performance Bonus. The Executive shall be eligible to receive a one-time performance bonus based on the aggregate recovery and distribution (whether in cash or any other form of distributable value) to the Company's general unsecured creditors, as set forth in the disclosure statement approved by the Bankruptcy Court in accordance with Section 1125 of the Bankruptcy Code (the "Recovery Bonus"). The amount of the Recovery Bonus shall be determined based upon the following recovery schedule:

      --------------------------------------------------------------------
                         Recovery to Unsecured Creditors
      --------------------------------------------------------------------
              Bonus Amount                  Recovery Amount
      --------------------------------------------------------------------
                $90,000                       $0   to     $100,000,000
                112,500              100,000,001   to      200,000,000
                135,000              200,000,001   to      300,000,000
                157,500              300,000,001   to      400,000,000
                180,000              400,000,001   to      500,000,000
                225,000              500,000,001   to      600,000,000
                270,000              600,000,001   and     greater

The Executive shall also be eligible to receive a one-time performance bonus based on the date the Company's plan of reorganization or liquidation under Chapter 11 of Title 11 of the United States Code (the "Chapter 11 Plan") is filed with the Bankruptcy Court (the "Timing Bonus"). The amount of the Timing Bonus shall be determined based upon the following schedule:

      --------------------------------------------------------------------
                                  Timing Bonus
      --------------------------------------------------------------------
              Bonus Amount            Date the Chapter 11 Plan is Filed
      --------------------------------------------------------------------
                $30,000                   4/1/02   to          4/30/02
                 45,000                   3/1/02   to          3/31/02
                 60,000                   2/1/02   to          2/28/02
                 75,000                   1/1/02   to          1/31/02
                 90,000                  12/1/01   to         12/31/01
                120,000                  11/1/01   to         11/30/01
                150,000                    prior   to         10/31/01

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The Timing Bonus shall be payable as soon as practicable following the date on which the Company's Chapter 11 Plan is filed with the Bankruptcy Court; provided that the Executive must be employed on the date the Company's Chapter 11 Plan is filed with the Bankruptcy Court to be eligible to receive the Timing Bonus. The Recovery Bonus shall be payable as soon as practicable following the date on which the Company's Chapter 11 Plan becomes effective (the "Effective Date"); provided the Executive must be employed on the Effective Date to be eligible to receive the Recovery Bonus.

          (d) Benefits. In addition to the Salary, Annual Bonus, Recovery Bonus and Timing Bonus, if any, the Executive shall be entitled to participate in health, insurance, pension, and other benefits provided to other senior executives of the Company on terms no less favorable than those available to such other senior executives of the Company. The Executive shall also be entitled to three weeks (15 days) of vacation for each calendar year during the Employment Term, and all Company holidays. The Executive shall be entitled to all other benefits as are generally allowed to other senior executives of the Company, in accordance with the Company's policies in effect from time to time.

          (e) Temporary Living Expenses; Permanent Relocation Expenses. In connection with the performance of his services hereunder, the Executive shall be required to relocate from Evanston, Illinois to a location near the Company's main headquarters in the greater Orlando, Florida metropolitan area, within a reasonable period of time following the Effective Date. For the period beginning on the Commencement Date, and ending on the date the Executive permanently relocates himself and his family to the greater Orlando, Florida metropolitan area, subject to the limitations described below, the Company shall reimburse the Executive for the reasonable costs incurred by the Executive for temporary housing in Florida for the Executive and his family and reasonable travel, if applicable, between Evanston, Illinois and such Florida location for the purpose of visiting his family. The Executive shall be entitled to reimbursement of reasonable temporary housing expenses, and reimbursement of reasonable travel expenses, subject to submission of properly documented housing and travel receipts. Upon submission of properly documented receipts, the Company shall also reimburse the Executive for (x) reasonable moving costs in connection with the permanent relocation by the Executive and his family from Evanston, Illinois to the greater Orlando, Florida metropolitan area, (y) reasonable real estate commissions and other closing costs and related expenses with respect to the sale of the Executive's current residence in Evanston, Illinois in connection with or following the Executive's permanent relocation, and (z) reasonable closing costs on a new residence in the greater Orlando, Florida metropolitan area. If all or any portion of the amounts payable to or on behalf of the Executive under this Section 3(e) (the "Reimbursed Amounts") is subject to income tax payable by the Executive (after taking into account whether any such amounts are legally permissible income tax deductions to the Executive), the Company shall pay to the Executive an additional amount to the extent necessary to place the Executive in the same after-tax position as he would have been in had the Reimbursed Amounts not been subject to income tax (the "Gross-up Amount"). The determination of the Gross-up Amount shall be made by the Company's independent auditors, and such determination shall be final.

          (f) Automobile. During the Employment Term, the Company will provide the Executive with a suitable car, as reasonably determined by the President and Chief Executive Officer, or reimburse the Executive for the rental or lease cost thereof, which car shall be used in

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the performance of the Executive's duties for the Company and its subsidiaries and affiliates. The Executive will also be entitled to the use of the car for his private purposes, subject to such restrictions and upon such conditions as the Company may from time to time reasonably impose. Upon submission of properly documented receipts, the Company shall reimburse the Executive for all reasonable expenses (including gasoline, maintenance, repairs, insurance, and registration) incurred in connection with the use of such car.

          Section 4. Exclusivity. During the Employment Term, the Executive shall devote his full time to the business of the Company, shall faithfully serve the Company, shall in all respects conform to and comply with the lawful and reasonable directions and instructions given to him by the President and Chief Executive Officer and/or the Chief Financial Officer in accordance with the terms of this Agreement, shall use his best efforts to promote and serve the interests of the Company and shall not engage in any other business activity, whether or not such activity shall be engaged in for pecuniary profit, except that the Executive may (i) participate in the activities of professional trade organizations, including arbitration activities, (ii) engage in personal investing activities, (iii) teach one course per calendar year at the University of Miami Law School as an adjunct professor, and (iv) assist Harnischfeger Industries, Inc. and/or the Beloit Corporation liquidating trust from time to time with respect to ongoing litigation and/or post-confirmation issues, provided that activities set forth in these clauses (i), (ii), (iii) and (iv), either singly or in the aggregate, do not interfere in any material respect with the services to be provided by the Executive hereunder.

          Section 5. Reimbursement for Expenses. The Executive is authorized to incur reasonable expenses in the discharge of the services to be performed hereunder, including expenses for travel, entertainment, maintaining professional licenses and certifications, bar association fees, attendance at bar and other association meetings and conferences, professional development, lodging and similar items in accordance with the Company's expense reimbursement policy, as the same may be modified by the Company from time to time. The Company shall reimburse the Executive for all such proper expenses upon presentation by the Executive of itemized accounts of such expenditures in accordance with the financial policy of the Company, as in effect from time to time.

          Section 6. Termination and Default.

          (a) Death. The Executive's employment shall automatically terminate upon his death and upon such event, the Executive's estate shall be entitled to receive the amounts specified in Section 6(g) below.

          (b) Disability. If the Executive is unable to perform the duties required of him under this Agreement because of illness, incapacity, or physical or mental disability, the Employment Term shall continue and the Company shall pay all compensation required to be paid to the Executive hereunder, unless the Executive is unable to perform the duties required of him under this Agreement for an aggregate of 120 days (whether or not consecutive) during any 12-month period during the term of this Agreement, in which event the Executive's employment shall terminate.

          (c) Cause. The Company may terminate the Executive's employment at any time, with or without Cause. In the event of termination pursuant to this
Section 6(c) for Cause,

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the Company shall deliver to the Executive written notice setting forth the basis for such termination, which notice shall specifically set forth the nature of the Cause which is the reason for such termination. Termination of the Executive's employment hereunder shall be effective upon delivery of such notice of termination. For purposes of this Agreement, "Cause" shall mean: (i) the Executive's failure (except where due to a disability contemplated by subsection
(b) hereof), neglect or refusal to perform his duties hereunder which failure, neglect or refusal shall not have been corrected by the Executive within 30 days of receipt by the Executive of written notice from the Company of such failure, neglect or refusal, which notice shall specifically set forth the nature of said failure, neglect or refusal; (ii) any intentional breach of this Agreement by the Executive or any willful or intentional act of the Executive taken for the purpose of injuring the reputation or business of the Company or its affiliates in any material respect; (iii) any continued or repeated absence from the Company other than in connection with activities performed by the Executive that are consistent with the terms and conditions of the Agreement, unless such absence is (A) approved or excused by the President and Chief Executive Officer or (B) is the result of the Executive's illness, disability or incapacity (in which event the provisions of Section 6(b) hereof shall control); (iv) use of illegal drugs by the Executive or repeated drunkenness; (v) the Executive's conviction of a felony or pleading of no contest to a felony; or (vi) the commission by the Executive of an act of fraud or embezzlement against the Company.

          (d) Without Cause. The Company may terminate the Executive's employment during the Employment Term without Cause at any time by giving written notice to the Executive. A termination of the Executive's employment without Cause shall mean a termination initiated by the Company for any reason other than Cause or on account of death or Disability. A termination without Cause shall be effective immediately upon notice given by the Company to the Executive.

          (e) Resignation. Unless otherwise provided in Section 6(f) below in the case of termination of employment for Good Reason, the Executive shall have the right to terminate his employment at any time by giving written notice of his resignation to the Company.

          (f) Good Reason. The Executive shall have the right to terminate his employment for Good Reason under the following circumstances: (i) the failure by the Company to pay to the Executive the Salary, Annual Bonus, Recovery Bonus and Timing Bonus, if any, in accordance with Sections 3(a), 3(b) and 3(c), respectively; (ii) the failure of the Company to provide the benefits, relocation, temporary living, automobile benefits, or expense reimbursement, in accordance with Sections 3(d), 3(e), 3(f) and 5, respectively; (iii) a material diminution in the Executive's responsibilities or authority; (iv) a requirement that the Executive relocate outside of the greater Orlando, Florida metropolitan area; (v) any intentional breach of this Agreement by the Company; or (vi) the failure of any successor to all or substantially all of the business and/or assets of the Company to assume the Agreement; provided, however, that Good Reason shall not exist upon a termination of employment described in Section 6(b), (c) or (d); provided, further, that the Executive must provide written notice of termination of employment for Good Reason within 45 days following the Executive's knowledge of an event constituting Good Reason or such event shall not constitute Good Reason hereunder. Notwithstanding the foregoing, Good Reason shall not be deemed to exist unless the Company fails to cure the event giving rise to Good Reason within 30 days after receipt of written notice thereof given by the Executive.

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          (g)  Termination Payments.

               (i) Termination without Cause or for Good Reason. In the event that during the Employment Term the Executive's employment is terminated by the Company without Cause or by the Executive for Good Reason, the Company shall pay to the Executive the sum of the following amounts: (A) for a period of six months following the date of termination, the reasonable costs associated with executive outplacement services for the Executive, such reimbursement to be made promptly upon presentation by the Executive of receipts for such services, (B) all amounts fully earned and accrued pursuant to the terms of this Agreement, but unpaid hereunder through the date of termination, if any, in respect of Salary, Annual Bonus, Recovery Bonus (for purposes of clarity, the Recovery Bonus shall only be paid to the Executive pursuant to this Section 6(g)(i)(B) if the Executive's employment is terminated by the Company without Cause or by the Executive for Good Reason on or after the Effective Date, but prior to the date the Recovery Bonus is paid to the Executive), Timing Bonus (for purposes of clarity, the Timing Bonus shall only be paid to the Executive pursuant to this
Section 6(g)(i)(B) if the Executive's employment is terminated by the Company without Cause or by the Executive for Good Reason on or after the date on which the Company's Chapter 11 Plan is filed with the Bankruptcy Court, but prior to the date the Timing Bonus is paid to the Executive), and unreimbursed expenses, and (C) continuation of Executive's Salary (less any applicable withholding or similar taxes) at the rate in effect hereunder on the date of termination, in accordance with the Company's prevailing payroll practices, for a period of twelve (12) months following the date of termination (the "Severance Term") and continuation for the Severance Term of any health or other insurance benefits provided to the Executive (and/or his covered dependents) as of the date of termination, in accordance with Section 3(c) hereof. Notwithstanding any other provision in this Agreement or the terms of any severance plan or policy maintained by the Company or its affiliates to the contrary, if the Company pays the Executive the severance benefit as provided in this Section 6(g)(i)(C), the Executive shall not be entitled to receive any other payments or benefits under any other severance or similar plan maintained by the Company or its affiliates. Any payment made with respect to the Timing Bonus and/or Recovery Bonus pursuant to this Agreement shall be made without duplication.

               (ii) Termination due to Death or Disability. In the event that during the Employment Term the Executive's employment is terminated by the Company due to the Executive's death or disability, the Company shall pay to the Executive, or the Executive's estate, the sum of the following amounts: (A) for a period of six months following the date of termination due to the Executive's disability, the reasonable costs associated with executive outplacement services for the Executive, such reimbursement to be made promptly upon presentation by the Executive of receipts for such services, and (B) all amounts fully earned and accrued pursuant to the terms of this Agreement, but unpaid hereunder through the date of termination, if any, in respect of Salary, Annual Bonus, Recovery Bonus (for purposes of clarity, the Recovery Bonus shall only be paid to the Executive pursuant to this Section 6(g)(ii)(B) if the Executive's employment is terminated due to death or disability on or after the Effective Date, but prior to the date the Recovery Bonus is paid to the Executive), Timing Bonus (for purposes of clarity, the Timing Bonus shall only be paid to the Executive pursuant to this Section 6(g)(ii)(B) if the Executive's employment is terminated due to death or disability on or after the date on which the Company's Chapter 11 Plan is filed with the Bankruptcy Court, but prior to the date the Timing Bonus is paid to the Executive), and unreimbursed expenses.

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               (iii) Termination for Cause or without Good Reason. In the event that during the Employment Term the Executive's employment is terminated by the Company for Cause or by the Executive by resignation without Good Reason, the Company shall pay to the Executive the sum of the following amounts: (A) for a period of six months following the date of termination, the reasonable costs associated with executive outplacement services for the Executive, such reimbursement to be made promptly upon presentation by the Executive of receipts for such services, and (B) all amounts fully earned and accrued pursuant to the terms of this Agreement, but unpaid hereunder through the date of termination, if any, in respect of Salary, Annual Bonus, Recovery Bonus (for purposes of clarity, the Recovery Bonus shall only be paid to the Executive pursuant to this
Section 6(g)(iii)(B) if the Executive's employment is terminated for Cause or by the Executive by resignation without Good Reason on or after the Effective Date, but prior to the date the Recovery Bonus is paid to the Executive), Timing Bonus (for purposes of clarity, the Timing Bonus shall only be paid to the Executive pursuant to this Section 6(g)(iii)(B) if the Executive's employment is terminated by the Company for Cause or by the Executive by resignation without Good Reason on or after the date on which the Company's Chapter 11 Plan is filed with the Bankruptcy Court, but prior to the date the Timing Bonus is paid to the Executive), and unreimbursed expenses.

          (h) Survival of Operative Sections. Upon any termination of the Executive's employment, the provisions of Sections 6(g) and 7 through 19 of this Agreement shall survive to the extent necessary to give effect to the provisions thereof.

          Section 7. Secrecy and Non-Competition.

          (a) No Competing Employment. The Executive acknowledges that the agreements and covenants contained in this Section 7 are essential to protect the value of the Company's business and assets and by his current employment with the Company, the Executive has obtained and will obtain such knowledge, contacts, know-how, training and experience and there is a substantial probability that such knowledge, know-how, contacts, training and experience could be used to the substantial advantage of a competitor of the Company and to the Company's substantial detriment. Therefore, the Executive agrees that for the period commencing on the date of this Agreement and ending on the first anniversary of the termination of the Executive's employment hereunder (such period is hereinafter referred to as the "Restricted Period") with respect to any State in which the Company is engaged in business during the Employment Term, the Executive shall not participate or engage, directly or indirectly, for himself or on behalf of or in conjunction with any person, partnership, corporation or other entity, whether as an employee, agent, officer, director, shareholder, partner, joint venturer, investor or otherwise, in any business activities if such activity consists of any activity undertaken or expressly contemplated to be undertaken by the Company at any time during the Employment Term; provided that this Section 7(a) is not intended to restrict or otherwise limit the Executive from engaging in the private practice of law following his termination of employment from the Company. The Executive understands and acknowledges, however, that to the extent the Executive engages in the private practice of law following the termination of his employment with the Company, he shall be subject to all applicable laws, rules and regulations governing the representation of clients in the practice of law, including, but not limited to, laws, rules and regulations governing conflicts of interest.

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          (b)  Nondisclosure of Confidential Information. The Executive, except in connection with his employment hereunder, shall not disclose to any person or entity or use, either during the Employment Term or at any time thereafter, any information not in the public domain or generally known in the industry, in any form, acquired by the Executive while employed by the Company or any predecessor to the Company's business or, if acquired following the Employment Term, such information which, to the Executive's knowledge, has been acquired, directly or indirectly, from any person or entity owing a duty of confidentiality to the Company, relating to the Company, including but not limited to information regarding customers, vendors, suppliers, trade secrets, training programs, manuals or materials, technical information, contracts, systems, procedures, mailing lists, know-how, trade names, improvements, price lists, financial or other data (including the revenues, costs or profits associated with any of the Company's products or services), business plans, code books, invoices and other financial statements, computer programs, software systems, databases, discs and printouts, plans (business, technical or otherwise), customer and industry lists, correspondence, internal reports, personnel files, sales and advertising material, telephone numbers, names, addresses or any other compilation of information, written or unwritten, which is or was used in the business of the Company. The Executive agrees and acknowledges that all of such information, in any form, and copies and extracts thereof, are and shall remain the sole and exclusive property of the Company, and upon termination of his employment with the Company, the Executive shall return to the Company the originals and all copies of any such information provided to or acquired by the Executive in connection with the performance of his duties for the Company, and shall return to the Company all files, correspondence and/or other communications received, maintained and/or originated by the Executive during the course of his employment.

          (c) No Interference. In consideration of the compensation (and other benefits) provided and to be provided to the Executive as set forth hereunder, the Executive covenants and agrees that during the Restricted Period, the Executive will not, directly or indirectly: (i) solicit, induce, or otherwise have business contact with, any person or entity who has, within the most recent one-year period, been a service provider of or to the Company, and with whom the Executive had any business relationship or about whom the Executive acquired any significant knowledge during the Employment Term, if such contact could directly adversely affect the business of the Company, or (ii) solicit, hire, induce, endeavor to entice away from the Company or its subsidiaries, or otherwise directly interfere with the relationship of the Company with any person who, to the knowledge of the Executive, is or was within the then most recent twelve
(12) month period, employed by or otherwise engaged to perform services for the Company. Notwithstanding the foregoing, this Section 7(c) shall not apply in the event the Company is liquidated.

          (d) Inventions, etc. The Executive hereby sells, transfers and assigns to the Company or to any person or entity designated by the Company all of the entire right, title and interest of the Executive in and to all inventions, ideas, disclosures and improvements, whether patented or unpatented, and copyrightable material, made or conceived by the Executive, solely or jointly, during his employment by the Company which relate to methods, apparatus, designs, products, processes or devices, sold, leased, used or under consideration or development by the Company, or which otherwise relate to or pertain to the business, functions or operations of the Company or which arise from the efforts of the Executive during the course of his employment

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for the Company. The Executive shall communicate promptly and disclose to the
Company, in such form as the Company requests, all information, details and data pertaining to the aforementioned inventions, ideas, disclosures and improvements; and the Executive shall execute and deliver to the Company such formal transfers and assignments and such other papers and documents as may be necessary or required of the Executive to permit the Company or any person or entity designated by the Company to file and prosecute the patent applications and, as to copyrightable material, to obtain copyright thereof. Any invention relating to the business of the Company and disclosed by the Executive within one year following the termination of his employment with the Company shall be deemed to fall within the provisions of this paragraph unless proved to have been first conceived and made following such termination.

          (e) Definition of Company for Purposes of Covenants. For purposes of the covenants provided in this Section 7, and not withstanding any other provision of this Agreement to the contrary, "Company" shall be defined to mean Sunterra Corporation, and each of its subsidiaries and affiliates, including Poipu Resort Partners, L.P., a Hawaii limited partnership, and West Maui Resort Partners, L.P., a Delaware limited partnership.

          Section 8. Injunctive Relief. Without intending to limit the remedies available to the Company, the Executive acknowledges that a breach of any of the covenants contained in Section 7 hereof may result in material irreparable injury to the Company or its subsidiaries or affiliates for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction, without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach of
Section 7 hereof, restraining the Executive from engaging in activities prohibited by Section 7 hereof or such other relief as may be required specifically to enforce any of the covenants in Section 7 hereof.

          Section 9. Extension of Restricted Period. In addition to the remedies the Company may seek and obtain pursuant to Section 8 of this Agreement, the Restricted Period shall be extended by any and all periods during which the Executive shall be found by a court to have been in violation of the covenants contained in Section 7 hereof.

          Section 10. Representations and Warranties of the Executive. The Executive represents and warrants to the Company as follows:

          (a) This Agreement, upon execution and delivery by the Executive, will be duly executed and delivered by the Executive and (assuming due execution and delivery hereof by the Company) will be the valid and binding obligation of the Executive enforceable against the Executive in accordance with its terms.

          (b) Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby nor the performance of this Agreement in accordance with its terms and conditions by the Executive (i) requires the approval or consent of any governmental body or of any other person or (ii) conflicts with or results in any breach or violation of, or constitutes (or with notice or lapse of time or both would constitute) a default under, any agreement, instrument, judgment, decree, order, statute, rule, permit or governmental regulation applicable to the Executive. Notwithstanding the foregoing, the Executive agrees to

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provide to the Company, prior to the Commencement Date, an acknowledgment and consent from Harnischfeger Industries, Inc. and Beloit Corporation that the Executive's employment with the Company does not violate the noncompetition and nonsolicitation provisions of the Executive's change in control agreement with Harnischfeger Industries, Inc. and Beloit Corporation.

          (c) The representations and warranties of the Executive contained in this Section 10 shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

          Section 11. Approval by the Bankruptcy Court. Approval by the Bankruptcy Court, after notice and hearing, is a condition precedent to either party's obligations under this Agreement, and to the effectiveness of this Agreement. The Company agrees to promptly file and serve a motion authorizing the Company to enter into this Agreement with the Executive following the execution of this Agreement by the parties hereto. The Executive shall have the right to reasonably approve the form of the Bankruptcy Court order approving this Agreement.

          Section 12. Assignment; No Third-Party Beneficiaries. This Agreement shall inure to the benefit of, and be binding on, the successors and assigns of each of the parties, including, but not limited to, the Executive's heirs, the Executive's guardian in the event of the Executive's disability, and the personal representatives of the Executive's estate. This Agreement, and the Executive's rights and obligations hereunder, may not be assigned by the Executive; any purported assignment by the Executive in violation hereof shall be null and void. In the event of any sale, transfer or other disposition of all or substantially all of the Company's assets or business, whether by merger, consolidation or otherwise, the Company may assign this Agreement and its rights hereunder. In the event of assignment, the assignee shall expressly assume all obligations of the Company hereunder. Except as otherwise provided herein, nothing in this Agreement shall confer upon any person or entity not a party to this Agreement, or the legal representatives of such person or entity, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement.

          Section 13. Waiver and Amendments. Any waiver, alteration, amendment or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by the parties hereto; provided, however, that any such waiver, alteration, amendment or modification is consented to on the Company's behalf by the President and Chief Executive Officer. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

          Section 14. Severability and Governing Law. The Executive acknowledges and agrees that the covenants set forth in Section 7 hereof are reasonable and valid in geographical and temporal scope and in all other respects. If any of such covenants or such other provisions of this Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction (a) the remaining terms and provisions hereof shall be unimpaired and (b) the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE

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

STATE OF FLORIDA APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO ITS CONFLICT OF LAWS RULES.

          Section 15. Notices.

          (a) All communications under this Agreement shall be in writing and shall be delivered by hand or mailed by overnight courier or by registered or certified mail, postage prepaid

          If to the Executive, at 1519 Hinman Ave., Unit 6-South, Evanston, Illinois 60201, or at such other address as the Executive may have furnished the Company in writing.

          If to the Company, at 1781 Park Center Drive, Orlando, Florida, 32835, marked for the attention of the President and Chief Executive Officer, or at such other address as it may have furnished in writing to the Executive.

          (b) Any notice so addressed shall be deemed to be given: if delivered by hand, on the date of such delivery; if mailed by overnight courier, on the first business day following the date of such mailing; and if mailed by registered or certified mail, on the third business day after the date of such mailing.

          Section 16. Section Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof, affect the meaning or interpretation of this Agreement or of any term or provision hereof.

          Section 17. Entire Agreement. This Agreement constitutes the entire understanding and agreement of the parties hereto regarding the employment of the Executive. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement.

          Section 18. Severability. In the event that any part or parts of this Agreement shall be held illegal or unenforceable by any court or administrative body of competent jurisdiction, such determination shall not effect the remaining provisions of this Agreement which shall remain in full force and effect.

          Section 19. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

                           [Signature Page to Follow]

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

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                          SUNTERRA CORPORATION



                                           By:  /s/ Lawrence Young
                                              ----------------------------------
                                                Name:  Lawrence Young
                                                Title: Chief Financial Officer



                                                /s/ Ross Altman
                                           -------------------------------------
                                           Ross Altman

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